EX-10.8
                                    AGREEMENT

      THIS AGREEMENT is entered into this day of August, 1999 by and between NORTHERN LEASING SYSTEMS, INC. ("NLSI"), a New York corporation, and INTELLI-CHECK, INC. ("ICI"), a New York corporation.

      WHEREAS, the parties wish to make certain agreements regarding distributorship rights of ICI's products as more fully set forth below;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt of which are hereby acknowledged, the parties hereby agree as follows:

1. Distributorship Rights. ICI hereby grants to NLSI the exclusive right to distribute, market, lease and sell ICI's current and future products based upon its ID-Check technology ("ID-Check Products") through the independent sales organization ("ISO") market in the entire United States and its Territories ("Approved Market Area"). As used in this Agreement the terms "independent sales organization" and "ISO" shall mean any person, corporation, organization or entity that markets credit card processing equipment or whose primary business is marketing equipment using equipment lease financing. ICI will not be required to distribute through NLSI or its affiliated ISO's ID-Check Products sold to integrators of POS/cash register systems.

2. Term; Termination.

      2.1 Initial Term. The initial term of this Agreement shall begin on the date on which ICI begins production (the "Production Commencement Date") of ID-Check Products, which are available for sale or lease through ISO's or NLSI. The Production Commencement Date shall be confirmed in writing by the parties to this Agreement.

      2.2 Automatic Renewal of Term. The term of this Agreement shall continue and shall be automatically renewed thereafter if NLSI shall have purchased, either directly or through ISO's, the following minimums of ID-Check Products for sale or lease during the time period specified:

                                                        Minimum Number of
         Time Period                                 Units to be purchased
         -----------                                 ---------------------
By the end of the first year
after the Production Commencement Date                       2,500

By the end of the second year
after the Production Commencement Date                      12,000

Thereafter, a new one-year term shall commence and each year thereafter the term shall be automatically renewed for an additional one year period provided that NLSI shall have purchased, either directly or through ISO's, a minimum of fifteen thousand (15,000) ID-Check Products for sale or lease during the previous year. For purposes of the minimums established by this Section, upgrade cards shall not be included in ID-Check Products.

      2.3 Termination. In the event NLSI fails to satisfy the purchase requirements set forth in Section 2.2, ICI may review its relationship with NLSI and terminate that aspect of this Agreement that relates to NLSI's exclusive distributorship, upon 30 days written notice to NLSI. It is understood and agreed that, in consideration of NLSI introducing ICI to the ISO's, the provisions of Sections 3.1 and 5 relating to NLSI acting as exclusive lease finance source of ICI shall continue, even if its exclusive distributorship rights are terminated. It is further understood and agreed that ICI will provide such training for the ISO's as NLSI shall reasonably require and shall provide marketing and sales support, as well as sufficient production to enable NLSI to meet the purchase requirements set forth in Section 2.2 hereof. In the event ICI shall fail to comply with the preceding sentence, the purchase requirements of
Section 2.2 hereof will not be applicable. Furthermore, in the event ICI fails to fulfill orders placed by NLSI or the ISO's, such orders shall be counted toward the purchase requirements set forth in Section 2.2 hereof.

      2.4 Bankruptcy. ICI may terminate this Agreement immediately: (i) upon the commencement by NLSI of any voluntary proceeding under any bankruptcy, insolvency or similar law, (ii) upon the commencement of any involuntary proceeding against NLSI under any such law, in the event such proceeding shall not be dismissed within 90 days of the commencement thereof, (iii) upon the appointment of a receiver, liquidator, assignee, trustee or similar official of NLSI, or any substantial part of its assets, or (iv) in the event NLSI makes a general assignment for the benefit of creditors or admits in writing to a court of competent jurisdiction its inability to pay debts as they mature.

3. ICI Obligations.

      3.1 Referrals.

      3.1.1 ICI agrees that in the event any ISO in the Approved Market Area contacts ICI in connection with purchasing or leasing ID-Check Products, ICI shall refer such ISO to NLSI. ICI shall not sell ID-Check Products directly to an ISO without NLSI's consent nor will ICI refer such ISO to any other lease finance company.

      3.1.2 ICI acknowledges the importance of equipment lease financing to its marketing strategy for ID-Check Products and agrees to promote the use of equipment lease financing to its customers and other distributors. ICI agrees to recommend NLSI to ICI's customers and other distributors in the Approved Market Area interested in using such financing for ID-Check Products. ICI shall not recommend any other lease finance company to its customers and other distributors.

      3.1.3 It is understood and agreed that NLSI shall have complete discretion to decline to enter into any lease finance arrangement with any customer or distributor, including a customer or distributor referred to it by ICI.

      3.2 Pricing. ICI agrees that it will sell ID-Check Products to NLSI and the ISO's at prices no higher than the lowest price ICI sells such ID-Check Products to other distributors. NLSI or the ISO shall be responsible for any shipping charges for ID-Check Products purchased from ICI.

      3.3 Sales Literature. ICI will furnish NLSI, without charge, a reasonable supply of price lists, sales literature, books, catalogs, and the like, as ICI may prepare for national distribution and shall also provide NLSI with technical and sales assistance to assist NLSI in effectively carrying out its activities under this Agreement.

      3.4 Fulfillment. ICI shall use reasonable efforts to fulfill all orders issued by NLSI and the ISO's.

4. Representations.

      4.1 Independent Contractors. NLSI and ICI agree that in all matters they are and shall be acting as independent contractors. Neither NLSI nor ICI is, and shall not hold itself out as, an agent, employee, partner or joint venturer of the other.

      4.2 Non-Compete. At all times during the term of this Agreement, and for a period of one (1) year following the termination of this Agreement by NLSI, NLSI agrees that it will not, directly or indirectly, sell, represent or solicit orders for products, which are in ICI's reasonable opinion, competitive with the ID-Check Products, within the Approved Market Area, provided, however, that the foregoing shall not be deemed to prohibit NLSI from financing equipment leases of competing products.

      5. Excess Funding Factor. In the event that (a) ICI refers or recommends a customer to NLSI, and (b) ICI quotes to such customer a "Funding Factor" which is higher than the Funding Factor then in use by NLSI for equivalent leases and (c) such customer enters into a lease agreement with NLSI with such higher Funding Factor, NLSI shall pay to ICI the difference between the amounts collected from such customer pursuant to the higher Funding Factor and the amounts which would have been collected pursuant to the Funding Factor generally in effect when the lease was made. It is understood that the foregoing shall not apply to any lease under which the lessee shall be in default.

6. Scope and Limitation of Rights and Authority.

      6.1 No Licenses. No rights to manufacture any of ICI's products including ID-Check Products or to duplicate software or firmware are granted by this Agreement. Moreover, no licenses are granted for use of ICI's patents, trademarks, trade secrets, know-how and the like. ICI will permit NLSI to use such confidential information as is necessary for NLSI's performance under this Agreement.

      6.2 Resale Prices. All resales of the ID-Check Products by NLSI shall be strictly for the account of NLSI at prices which NLSI shall establish on its own, not in combination with ICI or any competitor of ICI or NLSI.

7. Trademark and Warranty.

      7.1 Limited License. In connection with the sale, promotion or advertising of the ID-Check Products, NLSI shall use the name and model number designated by ICI for each ID-Check

Product. NLSI shall not in any way alter ICI's labels or other identifying marks on its ID-Check Products. NLSI further agrees not to use the word Intelli-Check or any other of ICI's name or trademarks or any name or trademarks similar thereto, without the expressed written permission of ICI except as hereinafter provided. ICI hereby grants to NLSI a non-exclusive, non-transferable license solely during the term of this Agreement to use ICI's trademarks, service marks, trade name or other symbols, all without alteration and only in connection with NLSI's promotion and sale of the ID-Check Products and in NLSI's advertising and promotional materials related thereto.

      7.2 Infringement. NLSI agrees to inform ICI of any infringement or imitation of ICI's trademarks, service marks, trade names or other symbols, or the use of any trademark, service mark, trade name or other symbol that is confusingly similar to ICI's of which NLSI becomes aware. If ICI, in its sole discretion decides to undertake any legal proceeding or action to protect or enforce its trademarks, service marks, trade names or other symbols, NLSI shall render any assistance reasonably requested by ICI.

      7.3 Warranty. ICI's only warranty obligation with respect to ID-Check Products sold by NLSI shall be as set forth in ICI's standard printed warranty as applicable to the particular ID-Check Product (the "Express Product Warranty"). Any Express Product Warranty shall commence from the date of shipment from NLSI. The Express Product Warranty shall be subject to the following additional limitations and disclaimers of warranties:

            (i) Any Express Product Warranty shall become null and void if the ID-Check Products are used other than under normal conditions, not properly serviced, or used other than in accordance with relevant instructions, design and data issued by ICI or NLSI. The ISO's shall be liable for providing sufficient instruction and demonstrating the proper use of the ID-Check Products to its customers so that the ID-Check Products are capable of being used properly in compliance with instructions and good business practice. The ISO's shall ensure that the ID-Check Products are sold with all necessary documentation.

            (ii) ICI's sole obligation under any Express Product Warranty given in connection with the ID-Check Products sold hereunder shall be limited to the repair or replacement (at ICI's option) of the ID-Check Products or parts thereof which proves not to conform to such warranty, and ICI shall have forty-five (45) days to make such repair or replacement after its receipt of notice and proof of such non-conformity.

            NLSI shall use its best efforts to make the ISO's aware of ICI's aforesaid limitations and disclaimers of warranties.

      7.4 Disclaimer. EXCEPT FOR THE EXPRESS PRODUCT WARRANTY DESCRIBED IN
SECTION 7.3, ICI MAKES NO WARRANTY, REPRESENTATION

OR GUARANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF SUITABILITY FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY. IN NO EVENT SHALL ICI BE LIABLE FOR CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS.

8. No Offset. NLSI shall not have the right to set off or withhold any amounts due to ICI hereunder arising out of, or based upon, any counterclaim, breach of contract, tort or other action against ICI.

9. Cure Period. If NLSI shall have received an ID-Check Product that is defective, in any way, or of a quantity less than the quantity ordered, NLSI shall notify ICI within thirty (30) days after receipt of such ID-Check Product or shall have been deemed to have waived its right to bring a claim for any such defect or deficiency.

10. Merchandising Program. NLSI shall not use any advertising or promotional materials, which are not provided by the ICI with respect to the ID-Check Products without the prior approval of ICI. NLSI shall not make any representation with respect to the ID-Check Products nor behave in any manner, which could be deemed to be an implied representation or warranty, unless such representation is explicitly contained in the Express Product Warranty.

11. Rescheduling, Cancellation or Reconfiguration. Orders which have been accepted by ICI may be canceled, rescheduled or reconfigured by NLSI or the ISO subject to the following:

Days Remaining                  Rescheduling or
Until Scheduled                 Cancellation                 Reconfiguration
Ship                            Terms                        Terms
----                            -----                        -----
0-30 days                       Rescheduling for             No reconfiguration
                                30 days. No                  permitted
                                cancellation
                                permitted.

31-60 days                      25% of purchase              $100 shall be paid
                                price shall be               by NLSI to
                                paid to ICI                  by ICI per order
                                NLSI for can-                change.
                                cellation.

61 plus days                    No Charge                    No Charge

12. Risk of Loss. NLSI or the ISO, as the case may be, shall accept all risk of loss or damage to ID-Check Products from the time of delivery of such ID-Check Products F.O.B. ICI's plant of manufacture.

13. Force majeure. Neither ICI nor the NLSI shall be liable for any loss, damage, penalty or in any other way because of any delay in or failure of performance hereunder (or failure to give notice of any such delay) due to force majeure. Any pending delivery schedule under an order or release shall be considered extended by a period of time equal to the time lost because of any delay excusable under this section. Should such inability to perform continue for more than 90 days on the part of one party, the other party may at its discretion terminate, without liability, such order or release.

14. Indemnity against Claims. Each of the parties hereto shall indemnify and hold the other party harmless from and against, and shall defend the other party against, any and all liabilities, claims, causes of action, suits, costs, expenses (including reasonable attorneys' fees), and damages of every kind for injury to or death of any person or entity and for damage to or loss of property, arising out of or attributed, directly or indirectly, to any breach of this Agreement.

15. Confidentiality. Each of the parties hereto agrees that it will not disclose or use at any time either during or subsequent to the term of this Agreement confidential business information of the other party. Such confidential information shall include all information, know-how, advice, data and other technical and business information received in connection with this Agreement, including, but not be limited to, customer lists, contracts, trade secrets, trade practices, pricing formulas and policies, sales training development and marketing techniques and manufacturing techniques, processes and methods.

16. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by first class registered or certified mail return receipt requested, or by first class mail if received, addressed to the parties at their respective addresses set forth on the signature page hereof or at such other address as such party may designate by written notice to the other.

17. Assignment; Parties in Interest.

17.1 This Agreement may not be assigned without the prior written consent of the other, provided, however, that such consent shall not be required for an assignment of this Agreement by either party (i) to an affiliate or subsidiary of such party or (ii) in connection with a sale of substantially all its assets, provided, however, that such assignee shall agree to be bound by the terms and conditions hereof.

17.2 This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and permitted assigns, but no other person shall acquire or have any rights under this Agreement.

18. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them or any of them as to such subject matter. Neither this Agreement nor any provisions hereof may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. Any party may extend the time for or waive performance of any obligation of any other party or compliance by any other party with any of the provisions of this Agreement. No waiver of any such provision or of any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default, nor shall any such waiver constitute a continuing waiver.

19. Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed exclusively in that State without giving effect to the principles of conflict of laws.

20. Headings; Counterparts. The section headings in this Agreement are for reference purposes only and shall not define, limit or affect the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                               NORTHERN LEASING SYSTEMS, INC.

                                               By_______________________________
                                                      Jay Cohen, President

                                            Address:  132 West 31st Street
                                                      14th Floor
                                                      New York, New York 10001

                                               INTELLI-CHECK, INC.

                                               By_______________________________
                                                    Frank Mandelbaum, Chairman

                                            Address:  775 Park Avenue
                                                      Suite No. 340
                                                      Huntington, New York 11743